Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Saratoga Investment Corp. Announces Fiscal Third Quarter

2021 Financial Results and Increases Dividend by $0.01 to

$0.42 per Share for the Quarter Ending November 30, 2020

NEW YORK, January 6, 2021 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2021 fiscal third quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the quarter ended and as of Nov 30, 2020	For the quarter ended and as of Aug 31, 2020	For the quarter ended and as of Nov 30, 2019
	($ in thousands except per share)
AUM	546,944	508,117	487,031
NAV	299,853	298,177	282,180
NAV per share	26.84	26.68	25.30
Investment Income	14,283	13,856	14,196
Net Investment Income per share	0.40	0.48	0.46
Adjusted Net Investment Income per share	0.50	0.49	0.61
Earnings per share	0.57	1.95	1.37
Dividends per share (declared)	0.42	0.41	0.56
Return on Equity – last twelve months	11.0%	14.3%	17.6%
– annualized quarter	8.5%	30.1%	21.7%
Originations	51,320	31,709	40,766
Repayments	18,296	23,282	51,230

“During the past nine challenging months, we and our portfolio companies have managed through substantial economic headwinds and uncertainties and we continue to believe that Saratoga remains well positioned to face potential future economic challenges,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment. “Our third quarter results highlight the strength of our financial position and portfolio performance. Our quarterly metrics include LTM return on equity of 11.0%, adjusted NII per share of $0.50 per share, adjusted LTM NII yield of 8.0% and NAV per share growth of 16c per share, which is our eleventh quarterly increase in the last thirteen quarters. Significant economic uncertainty presented by the COVID-19 pandemic remains, and, as a result, balance sheet strength, liquidity and NAV preservation continues to be paramount, both for our portfolio companies and ourselves. Our current capital structure at quarter-end was strong, with $300 million of equity supporting $108 million of long-term covenant-free non-SBIC debt and $176 million of long-term covenant free SBIC debentures. Our quarter-end regulatory leverage of 377% substantially exceeds our 150% requirement, and in addition to our undrawn Madison revolving credit facility, we have $34 million of quarter-end cash to support our existing portfolio companies, and $149 million of available SBIC II facilities which can be used to finance new opportunities, all of which are expected to be highly accretive to earnings. Reflecting our current strong portfolio performance, the Board of Directors decided to increase our quarterly dividends by a further $0.01 per share and declare a $0.42 per share dividend for the quarter ended November 30, 2020.”

“Portfolio management continues to be critically important, and we are highly discerning in the current environment. Fortunately, we continued to bring new platform investments into the portfolio, with investments in three new companies added this quarter, in addition to the success we continue to have with follow-ons in existing borrowers with strong business models and balance sheets, all totaling $51.3 million invested in the fiscal quarter. We have also started seeing increased repayment activity, with two realizations occurring this quarter. Our credit quality remained at a high level at quarter-end and increased slightly from last quarter, with 93% of credits rated in our highest category and $6.0 million unrealized appreciation recognized in the quarter, putting our portfolio in a strong position from which to face the continued volatility and uncertainty ahead. With 75% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for these uncertain times. We remain confident in our experienced management team, high underwriting standards and time-tested investment strategy. We believe our resources are sufficient to weather the economic challenges ahead, and that our team will be able to continue to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended November 30, 2020:

As of November 30, 2020, Saratoga Investment’s assets under management (“AUM”) was $546.9 million, an increase of 12.3% from $487.0 million as of November 30, 2019, and an increase of 7.6% from $508.1 million as of August 31, 2020. The increase this past quarter consists of $51.3 million in originations, offset by $18.3 million of repayments and amortizations, as well as $6.0 million in unrealized appreciation, reflecting the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. Saratoga Investment’s portfolio remains strong, with 74.5% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 92.8% of its loans this quarter at its highest internal rating. This quarter’s originations include three investments in new platforms, and five follow-ons in existing portfolio companies. Since Saratoga Investment took over the management of the BDC, $523.4 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.6%.

For the three months ended November 30, 2020, total investment income of $14.3 million was up $0.1 million from $14.2 for the three months ended November 30, 2019. This quarter’s investment income was generated from an investment base that has grown by 12.3% since last year. All of this quarter’s originations occurred in the second half of the quarter, with repayments mostly in the first month of the quarter. In addition, the asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 10.1% to 9.5% (based on cost) year-over-year. In addition, this quarter’s investment income was up 3.1% on a quarter-on-quarter basis from $13.9 million for the quarter ended August 31, 2020, primarily due to the growing investment base and the full-period impact of originations closed last quarter.

As compared to the three months ended November 30, 2019, net investment income decreased due to (i) increased base management fees, professional fees and administrator expenses generated from the management of this larger pool of investments, and (ii) the non-recurrence of a deferred income tax benefit recognized last year. This decrease was partially offset by decreased interest and debt financing expenses, reflecting the repayment of the $74.5 million baby bond last year.

Net investment income on a weighted average per share basis was $0.40 for the quarter ended November 30, 2020. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $0.50. This compares to adjusted net investment income per share of $0.49 for the quarter ended August 31, 2020, and $0.61 for the quarter ended November 30, 2019. During these periods, weighted average common shares outstanding increased from 10.0 million shares for the three months ended November 30, 2019, to 11.2 million shares for both the three months ended August 31, 2020, and November 30, 2020.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 6.0% for the quarter ended November 30, 2020. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 7.4%. In comparison, adjusted Net Investment Income Yield was 7.6% and 9.7% for the quarters ended August 31, 2020, and November 30, 2019, respectively.

Net Asset Value (“NAV”) was $299.9 million as of November 30, 2020, an increase of $1.7 million from $298.2 million as of August 31, 2020, and an increase of $17.7 million from $282.2 million as of November 30, 2019.

●	For the three months ended November 30, 2020, $4.5 million of net investment income and $6.0 million of net unrealized appreciation were earned, offset by $3.9 million federal tax paid on net capital gains realized in fiscal 2020, $0.2 million deferred tax expense on net unrealized gains in Saratoga Investment’s blocker subsidiaries and $4.6 million of dividends declared. In addition, $0.8 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and 50,000 shares were purchased for $0.9 million pursuant to the share repurchase plan, all in this quarter.

NAV per share was $26.84 as of November 30, 2020, compared to $26.68 as of August 31, 2020, $27.13 as of February 29, 2020, and $25.30 as of November 30, 2019.

●	For the three months ended November 30, 2020, NAV per share increased by $0.16 per share, reflecting the $0.40 per share net investment income and $0.54 per share unrealized appreciation on investments, offset by $0.35 per share tax expense impact on net capital gains realized in fiscal 2020, the second quarter dividend of $0.41 per share declared during this quarter and $0.02 deferred tax expense on net unrealized appreciation in Saratoga Investment’s blocker subsidiaries. The benefit of repurchasing shares below NAV pursuant to the share repurchase plan was offset by the DRIP shares issued during the quarter.

Return on equity for the last twelve months ended November 30, 2020, was 11.0%, down from 17.6% for the comparable period last year.

Earnings per share for the quarter ended November 30, 2020, was $0.57, compared to $1.95 for the quarter ended August 31, 2020, and earnings per share of $1.37 for the quarter ended November 30, 2019.

Investment portfolio activity for the quarter ended November 30, 2020:

●	Cost of investments made during the period: $51.3 million, including investments in three new portfolio companies.

●	Principal repayments during the period: $18.3 million.

Additional Financial Information

For the fiscal quarter ended November 30, 2020, Saratoga Investment reported net investment income of $4.5 million, or $0.40 on a weighted average per share basis, and a net realized and unrealized gain on investments of $1.9 million, or $0.17 on a weighted average per share basis, resulting in a net increase in net assets from operations of $6.4 million, or $0.57 on a weighted average per share basis. The $1.9 million net gain on investments was comprised of $6.0 million in net unrealized appreciation on investments, offset by $3.9 million in income tax provision from realized gain on investment and $0.2 million of net change in provision for deferred taxes on unrealized appreciation on investments. The $6.0 million unrealized appreciation reflects a 1.2% increase in the total value of the portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – therefore, more than two thirds of the reduction in the value of the overall portfolio in the first quarter has been reversed since May 31, 2020. This is compared to the fiscal quarter ended November 30, 2019, with net investment income of $4.6 million, or $0.46 on a weighted average per share basis, and a net realized and unrealized gain on investments of $9.1 million, or $0.91 on a weighted average per share basis, resulting in a net increase in net assets from operations of $13.7 million, or $1.37 on a weighted average per share basis.

Adjusted for the incentive fee accrual related to net capital gains, the net investment income was $5.5 million and $6.1 million for the quarters ended November 30, 2020, and November 30, 2019, respectively – a decrease of $0.6 million year-over-year, or 10.0%.

Total expenses, excluding interest and debt financing expenses, base management fees, incentive management fees and income tax benefit, increased from $1.5 million for the quarter ended November 30, 2019 to $1.6 million for the same period ended November 30, 2020. This represented 1.1% of average total assets, also unchanged from last year.

Portfolio and Investment Activity

As of November 30, 2020, the fair value of Saratoga Investment’s portfolio was $546.9 million (excluding $33.9 million in cash and cash equivalents), principally invested in 42 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 74.5% of first lien term loans, 9.2% of second lien term loans, 4.9% of unsecured term loans, 5.7% of subordinated notes in a CLO and 5.7% of common equity.

For the fiscal quarter ended November 30, 2020, Saratoga Investment invested $51.3 million in three new and five existing portfolio companies and had $18.3 million in aggregate amount of exits and repayments, resulting in net investments of $33.0 million for the quarter.

As of November 30, 2020, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.4%, which was comprised of a weighted average current yield of 9.5% on first lien term loans, 11.5% on second lien term loans, 4.4% on unsecured term loans, 17.6% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of November 30, 2020, Saratoga Investment had no outstanding borrowings under its $45 million senior secured revolving credit facility with Madison Capital Funding LLC. At the same time, Saratoga Investment had $150.0 million SBA debentures outstanding in its SBIC I license, $26.0 million SBA debentures outstanding in its SBIC II license, $108.1 million of baby bonds issued, including two listed issuances of 60.0 million and $43.1 million, respectively, and one unlisted issuance of $5.0 million, and an aggregate of $33.9 million in cash and cash equivalents.

With $45.0 million available under the credit facility and the $33.9 million of cash and cash equivalents as of November 30, 2020, Saratoga Investment has a total of $78.9 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies. In addition, Saratoga Investment has $149.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies. It should be noted that, depending on portfolio company performance, availability under the Madison credit facility might be reduced. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $30.1 million of committed undrawn lending commitments and $18.8 million of discretionary funding commitments.

On March 16, 2017, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc., through which Saratoga may offer for sale, from time-to-time, up to $30.0 million of its common stock through an ATM offering. Subsequent to this, BB&T Capital Markets and B. Riley FBR, Inc. were also added to the agreement. On July 11, 2019, the amount of common stock to be offered through this offering was increased to $70.0 million, and on October 8, 2019, the amount of common stock to be offered through this offering was further increased to $130.0 million. As of November 30, 2020, the Company sold 3,992,018 shares for gross proceeds of $97.1 million at an average price of $24.77 for aggregate net proceeds of $95.9 million (net of transaction costs). During the nine months ended November 30, 2020, there was no activity related to the ATM offering.

On September 14, 2020, the Company entered into a fifth amendment to the Credit Facility with Madison Capital Funding LLC to, among other things:

●	extend the commitment termination date of the Credit Facility from September 17, 2020 to September 17, 2021, with no change to the maturity date of September 17, 2025.

●	provide for the transition away from the LIBOR Rate in the market, and

●	expand the definition of Eligible Loan Asset to allow investments with certain recurring revenue features to qualify as Collateral and be included in the borrowing base

Dividend

Saratoga Investment has raised its dividend for the past five years. In light of the dramatic uncertainties currently present in the economy, and to ensure we retain liquidity to not only support our current portfolio companies during these challenged times, but to also create new, important relationships through the provision of critically crucial liquidity in new situations, Saratoga Investment’s Board of Directors (the “Board of Directors”) deferred its dividend for the final quarter of fiscal 2020.

Furthermore, while many BDCs have spillover obligations from prior years, representing taxable income from past obligations yet to be distributed, Saratoga Investment has historically managed its distributions conservatively so it is current with all spillover obligations, other than those related to our Easy Ice long-term net capital gains. This therefore means that Saratoga Investment is not obligated to pay current dividends related to historical earnings and enabling preservation of precious liquidity in this challenging market environment.

Taking all of this into account, including Saratoga Investment’s recent baby bond issuances and substantially improved position, and the current performance of its portfolio, the Board of Directors paid a $0.40 per share dividend for the quarter ended May 31, 2020 and a $0.41 per share dividend for the quarter ended August 31, 2020. Furthermore, the Board of Directors declared a $0.42 per share dividend for this quarter ended November 30, 2020, increasing last quarter’s dividend by $0.01 per share. The Board of Directors will continue to assess this on at least a quarterly basis as better visibility is gained on the economy and business performance. An important consideration for this decision arises from Saratoga Investment’s historically conservative management of its RIC compliance obligations, such that it has no ordinary income spillover obligations and therefore substantial spillover flexibility and consequent liquidity.

The Board of Directors declared this quarter’s dividend on January 5, 2021, and is payable on February 10, 2021, to common stockholders of record on January 26, 2021. Stockholders have the option to receive payment of the dividend in cash, or receive shares of common stock pursuant to the Company’s DRIP.

Total dividends declared thus far for fiscal year 2021 is $1.23 per share. In fiscal year 2020, the Company declared a quarterly dividend of $0.56 per share for the quarter ended November 30, 2019, $0.56 per share for the quarter ended August 31, 2019, $0.55 per share for the quarter ended May 31, 2019, and $0.54 per share for the quarter ended February 28, 2019. Total dividends declared for the fiscal years ended February 28, 2019, and 2018, were $2.06 per share and $1.90 per share, respectively.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2021, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2022. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. During the three months ended November 30, 2020, the Company purchased 50,000 shares of common stock, at the average price of $18.28 for approximately $0.9 million pursuant to this repurchase plan. These share repurchases during the quarter offset the 45,706 shares issued as part of the DRIP shares issued in November 2020. During the nine months ended November 30, 2020, the Company purchased 140,321 shares of common stock, at the average price of $17.56 for approximately $2.5 million pursuant to the Share Repurchase Plan.

2021 Fiscal Third Quarter Conference Call/Webcast Information

When:	Thursday, January 7, 2021, 10:00 a.m. Eastern Time (ET)

Call:	Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada)

A replay of the call will be available from 1:00 p.m. ET on Thursday, January 7, 2021 through 1:00 p.m. ET on Thursday, January 14, 2021 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 6679522.

Webcast:	Interested parties may access a simultaneous webcast of the call and find the Q3 2021 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $500 million collateralized loan obligation (“CLO”) fund. It also owns 100% of the Class F-R-2, G-R-2 and subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	November 30, 2020	February 29, 2020
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $463,588,455 and $418,006,725, respectively)	$456,552,179	$420,442,928
Affiliate investments (amortized cost of $28,338,471 and $23,998,917, respectively)	21,403,802	18,485,854
Control investments (amortized cost of $65,055,003 and $44,293,619, respectively)	68,987,521	46,703,192
Total investments at fair value (amortized cost of $556,981,929 and $486,299,261, respectively)	546,943,502	485,631,974
Cash and cash equivalents	21,060,224	24,598,905
Cash and cash equivalents, reserve accounts	12,836,663	14,851,447
Interest receivable (net of reserve of $1,982,033 and $1,238,049, respectively)	4,192,177	4,810,456
Management fee receivable	284,256	272,207
Other assets	740,361	701,007
Total assets	$586,057,183	$530,865,996

LIABILITIES
Revolving credit facility	$-	$-
Deferred debt financing costs, revolving credit facility	(674,638)	(512,628)
SBA debentures payable	176,000,000	150,000,000
Deferred debt financing costs, SBA debentures payable	(2,725,309)	(2,561,495)
6.25% Notes Payable 2025	60,000,000	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	(1,766,709)	(2,046,735)
7.25% Notes Payable 2025	43,125,000	-
Deferred debt financing costs, 7.25% notes payable 2025	(1,480,977)	-
7.75% Notes Payable 2025	5,000,000	-
Deferred debt financing costs, 7.75% notes payable 2025	(252,746)	-
Base management and incentive fees payable	4,775,801	15,800,097
Deferred tax liability	1,434,505	1,347,363
Accounts payable and accrued expenses	1,514,585	1,713,157
Interest and debt fees payable	931,938	2,234,042
Directors fees payable	44,500	61,500
Due to manager	278,343	543,842
Total liabilities	286,204,293	226,579,143

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,170,028 and 11,217,545 common shares issued and outstanding, respectively	11,170	11,218
Capital in excess of par value	288,590,554	289,476,991
Total distributable earnings	11,251,166	14,798,644
Total net assets	299,852,890	304,286,853
Total liabilities and net assets	$586,057,183	$530,865,996
NET ASSET VALUE PER SHARE	$26.84	$27.13

Asset Coverage Ratio	377.3%	607.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	November 30, 2020	November 30, 2019
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$10,422,586	$9,749,294
Affiliate investments	418,418	356,958
Control investments	1,654,359	1,300,923
Payment-in-kind interest income:
Non-control/Non-affiliate investments	214,422	198,984
Affiliate investments	49,333	42,397
Control investments	44,896	1,250,824
Total interest from investments	12,804,014	12,899,380
Interest from cash and cash equivalents	770	119,539
Management fee income	623,817	629,671
Structuring and advisory fee income*	545,354	511,500
Other income*	308,802	35,665
Total investment income	14,282,757	14,195,755

OPERATING EXPENSES
Interest and debt financing expenses	3,559,870	3,896,968
Base management fees	2,324,564	2,146,214
Incentive management fees expense (benefit)	2,295,000	3,102,139
Professional fees	502,979	401,010
Administrator expenses	693,750	556,250
Insurance	67,010	63,936
Directors fees and expenses	60,000	60,000
General & administrative	278,734	395,024
Income tax expense (benefit)	29,748	(1,001,089)
Total operating expenses	9,811,655	9,620,452
NET INVESTMENT INCOME	4,471,102	4,575,303

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	1,798	10,739,678
Net realized gain (loss) from investments	1,798	10,739,678
Income tax (provision) benefit from realized gain on investments	(3,895,354)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	4,348,888	(4,322,305)
Affiliate investments	385,414	(41,295)
Control investments	1,264,528	3,827,449
Net change in unrealized appreciation (depreciation) on investments	5,998,830	(536,151)
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(210,057)	(1,061,608)
Net realized and unrealized gain (loss) on investments	1,895,217	9,141,919
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$6,366,319	$13,717,222

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.57	$1.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,169,817	10,036,086

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the nine months ended
	November 30, 2020	November 30, 2019
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$30,585,868	$26,862,643
Affiliate investments	1,204,840	873,816
Control investments	4,037,915	4,627,395
Payment-in-kind interest income:
Non-control/Non-affiliate investments	1,125,306	530,728
Affiliate investments	143,574	123,812
Control investments	117,449	3,226,060
Total interest from investments	37,214,952	36,244,454
Interest from cash and cash equivalents	14,176	316,691
Management fee income	1,883,825	1,888,932
Structuring and advisory fee income*	1,798,660	1,875,225
Other income*	523,862	509,850
Total investment income	41,435,475	40,835,152

OPERATING EXPENSES
Interest and debt financing expenses	9,452,193	11,628,266
Base management fees	6,694,144	5,955,623
Incentive management fees expense (benefit)	1,966,367	7,300,794
Professional fees	1,257,420	1,181,010
Administrator expenses	1,852,083	1,575,000
Insurance	202,463	193,174
Directors fees and expenses	195,000	217,500
General & administrative	963,372	1,036,498
Income tax expense (benefit)	28,304	(1,464,878)
Total operating expenses	22,611,346	27,622,987
NET INVESTMENT INCOME	18,824,129	13,212,165

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	22,207	12,609,767
Net realized gain (loss) from investments	22,207	12,609,767
Income tax (provision) benefit from realized gain on investments	(3,895,354)	-
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(9,472,477)	(1,563,573)
Affiliate investments	(1,421,606)	859,953
Control investments	1,522,945	5,614,471
Net change in unrealized appreciation (depreciation) on investments	(9,371,138)	4,910,851
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(58,838)	(1,786,801)
Net realized and unrealized gain (loss) on investments	(13,303,123)	15,733,817
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$5,521,006	$28,945,982

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.49	$3.33

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,198,287	8,702,190

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended November 30, 2020, and November 30, 2019.

	For the three months ended November 30		For the nine months ended November 30
	2020	2019	2020	2019

Net Investment Income	$4,471,102	$4,575,303	$18,824,129	$13,212,165
Changes in accrued capital gains incentive fee expense/reversal	1,058,955	1,566,202	(2,035,048)	3,197,010
Adjusted net investment income	$5,530,057	$6,141,505	$16,789,081	$16,409,175

Net investment income yield	6.0%	7.2%	8.5%	8.1%
Changes in accrued capital gains incentive fee expense/reversal	1.4%	2.5%	(0.9)%	1.9%
Adjusted net investment income yield (1)	7.4%	9.7%	7.6%	10.0%

Net investment income per share	$0.40	$0.46	$1.68	$1.52
Changes in accrued capital gains incentive fee expense/reversal	$0.10	$0.15	$(0.18)	$0.37
Adjusted net investment income per share (2)	$0.50	$0.61	$1.50	$1.89

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.